Exhibit 99.1

Fennec Pharmaceuticals Receives Positive CHMP Opinion for Pedmarqsi™ (sodium thiosulfate) to Reduce the Risk of Hearing Loss in Pediatric Oncology Patients

~ First Therapy Recommended for Approval in the European Union for Reducing the Risk of Cisplatin-induced Hearing Loss (Ototoxicity) in Pediatric Patients with Localized, Non-metastatic Solid Tumors~

~ Positive CHMP Opinion Based on Clinical Results Demonstrating Prevention of Ototoxicity and a Favorable Benefit-Risk Profile With Pedmarqsi~

~ Pedmarqsi is Currently Marketed as PEDMARK® in the U.S. Following FDA-Approval in September 2022 ~

RESEARCH TRIANGLE PARK, N.C., March 31, 2023 – Fennec Pharmaceuticals Inc. (NASDAQ: FENC; TSX: FRX), a commercial stage specialty pharmaceutical company, today announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) has issued a positive opinion and recommended granting a Marketing Authorization for Pedmarqsi™ (sodium thiosulfate) – known as PEDMARK® in the U.S. – for the prevention of ototoxicity (hearing loss) induced by cisplatin chemotherapy in patients 1 month to <18 years of age with localized, non-metastatic, solid tumors. When formally approved by the European Commission, Pedmarqsi will be the first and only treatment approved in the European Union (EU) to address this area of significant unmet medical need.

"Children treated with cisplatin for solid tumours carry a very high risk of losing their hearing permanently,” said Penelope “Peppy” R. Brock, M.D., Ph.D, of Great Ormond Street Hospital in London and International Chair of the SIOPEL 6 trial. “As cure rates increase into the high nineties for several cancers, the need to resolve these permanently disabling side effects becomes more and more pressing. I am delighted that finally we have something to offer to counter this life impacting side effect and can give children the opportunity to live healthy, happy and fully integrated lives after overcoming cancer."

“There are currently no approved treatments in Europe to mitigate the risk of permanent and irreversible bilateral hearing loss which occurs in approximately 60 percent of children treated with cisplatin and can be as high as 90 percent.i The CHMP positive opinion brings European patients and their families closer to having a preventive treatment option to prevent the devastating consequences of hearing loss following the use of cisplatin chemotherapy, an indispensable treatment of choice in many pediatric cancer cases,” said Rosty Raykov, chief executive officer of Fennec Pharmaceuticals. “With approximately five thousand children eligible for treatment with a platinum-based chemotherapy each year in Europe, we are excited by the potential this therapy can offer to the pediatric oncology community.”

The CHMP adopted its positive opinion on safety and efficacy data from two pivotal open-label, randomized Phase 3 trials (SIOPEL 6 and Clinical Oncology Group [COG] Protocol ACCL0431), which compared Pedmarqsi plus cisplatin-based regimen to cisplatin-based regimens alone for the reduction of cisplatin-induced hearing loss in pediatric patients. In both studies, the incidence of hearing loss was consistently and significantly lower in the Pedmarqsi plus cisplatin arm compared with the cisplatin alone arm 28.6% vs. 56.4% (p = 0.004) and 35.1% vs. 67.3% (p = 0.001) with hearing loss in COG ACCLO431 and SIOPEL6, respectively. The most common adverse reactions (≥25% with difference between arms of >5% compared to cisplatin alone) in SIOPEL6 were vomiting, infection, nausea, decreased hemoglobin, and hypernatremia. The most common adverse reaction (≥25% with difference between arms of >5% compared to cisplatin alone) in COG ACCL0431 was hypokalemia.

The CHMP's recommendation will now be reviewed by the European Commission, ratification of the CHMP recommendation is expected by early June 2023. PEDMARK was approved by the U.S. Food and Drug Administration (FDA) in September 2022.

About Cisplatin-Induced Ototoxicity

Cisplatin and other platinum compounds are essential chemotherapeutic agents for the treatment of many pediatric malignancies. Unfortunately, platinum-based therapies can cause ototoxicity, or hearing loss, which is permanent, irreversible, and particularly harmful to the survivors of pediatric cancer.ii

The incidence of ototoxicity depends upon the dose and duration of chemotherapy, and many of these children require lifelong hearing aids or cochlear implants, which can be helpful for some, but do not reverse the hearing loss and can be costly over time.iii Infants and young children that are affected by ototoxicity at critical stages of development lack speech and language development and literacy, and older children and adolescents often lack social-emotional development and educational achievement.iv

PEDMARK® (sodium thiosulfate injection)

PEDMARK® is the first and only U.S. Food and Drug Administration (FDA) approved therapy indicated to reduce the risk of ototoxicity associated with cisplatin treatment in pediatric patients with localized, non-metastatic, solid tumors. It is a unique formulation of sodium thiosulfate in single-dose, ready-to-use vials for intravenous use in pediatric patients.7 PEDMARK is also the only therapeutic agent with proven efficacy and safety data with an established dosing paradigm, across two open-label, randomized Phase 3 clinical studies, the Clinical Oncology Group (COG) Protocol ACCL0431 and SIOPEL 6.

In the U.S. and Europe, it is estimated that, annually, more than 10,000 children may receive platinum-based chemotherapy. The incidence of ototoxicity depends upon the dose and duration of chemotherapy, and many of these children require lifelong hearing aids. There is currently no established preventive agent for this hearing loss and only expensive, technically difficult, and sub-optimal cochlear (inner ear) implants have been shown to provide some benefit. Infants and young children that suffer ototoxicity at critical stages of development lack speech language development and literacy, and older children and adolescents lack social-emotional development and educational achievement.

PEDMARK has been studied by co-operative groups in two Phase 3 clinical studies of survival and reduction of ototoxicity, COG ACCL0431 and SIOPEL 6. Both studies have been completed. The COG ACCL0431 protocol enrolled childhood cancers typically treated with intensive cisplatin therapy for localized and disseminated disease, including newly diagnosed hepatoblastoma, germ cell tumor, osteosarcoma, neuroblastoma, medulloblastoma, and other solid tumors. SIOPEL 6 enrolled only hepatoblastoma patients with localized tumors.

Indications and Usage

PEDMARK® (sodium thiosulfate injection) is indicated to reduce the risk of ototoxicity associated with cisplatin in pediatric patients 1 month of age and older with localized, non-metastatic solid tumors.

Limitations of Use

The safety and efficacy of PEDMARK have not been established when administered following cisplatin infusions longer than 6 hours. PEDMARK may not reduce the risk of ototoxicity when administered following longer cisplatin infusions, because irreversible ototoxicity may have already occurred.

Important Safety Information

PEDMARK is contraindicated in patients with history of a severe hypersensitivity to sodium thiosulfate or any of its components.

Hypersensitivity reactions occurred in 8% to 13% of patients in clinical trials. Monitor patients for hypersensitivity reactions. Immediately discontinue PEDMARK and institute appropriate care if a hypersensitivity reaction occurs. Administer antihistamines or glucocorticoids (if appropriate) before each subsequent administration of PEDMARK. PEDMARK may contain sodium sulfite; patients with sulfite sensitivity may have hypersensitivity reactions, including anaphylactic symptoms and life-threatening or severe asthma episodes. Sulfite sensitivity is seen more frequently in people with asthma.

PEDMARK is not indicated for use in pediatric patients less than 1 month of age due to the increased risk of hypernatremia or in pediatric patients with metastatic cancers.

Hypernatremia occurred in 12% to 26% of patients in clinical trials, including a single Grade 3 case. Hypokalemia occurred in 15% to 27% of patients in clinical trials, with Grade 3 or 4 occurring in 9% to 27% of patients. Monitor serum sodium and potassium levels at baseline and as clinically indicated. Withhold PEDMARK in patients with baseline serum sodium greater than 145 mmol/L.

Monitor for signs and symptoms of hypernatremia and hypokalemia more closely if the glomerular filtration rate (GFR) falls below 60 mL/min/1.73m2.

Administer antiemetics prior to each PEDMARK administration. Provide additional antiemetics and supportive care as appropriate.

The most common adverse reactions (≥25% with difference between arms of >5% compared to cisplatin alone) in SIOPEL 6 were vomiting, nausea, decreased hemoglobin, and hypernatremia. The most common adverse reaction (≥25% with difference between arms of >5% compared to cisplatin alone) in COG ACCL0431 was hypokalemia.

Please see full Prescribing Information for PEDMARK® at: www.PEDMARK.com.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the development and commercialization of PEDMARK® to reduce the risk of platinum-induced ototoxicity in pediatric patients. Further, PEDMARK received FDA approval in September 2022 and has received Orphan Drug Designation in the U.S. Fennec has a license agreement with Oregon Health and Science University (OHSU) for exclusive worldwide license rights to intellectual property directed to sodium thiosulfate and its use for chemoprotection, including the reduction of risk of ototoxicity induced by platinum chemotherapy, in humans. For more information, please visit www.fennecpharma.com.

Forward Looking Statements

Except for historical information described in this press release, all other statements are forward-looking. Words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “may,” “will,” or the negative of those terms, and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include statements about our business strategy, timeline and other goals, plans and prospects, including our commercialization plans respecting PEDMARK®, the market opportunity for and market impact of PEDMARK®, its potential impact on patients and anticipated benefits associated with its use, and potential access to further funding after the date of this release. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including the risks and uncertainties that regulatory and guideline developments may change, scientific data and/or manufacturing capabilities may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, unforeseen global instability, including political instability, or instability from an outbreak of pandemic or contagious disease, such as the novel coronavirus (COVID-19), or surrounding the duration and severity of an outbreak, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, our ability to obtain necessary capital when needed on acceptable terms or at all, the Company may not meet its future capital requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2021. Fennec disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

PEDMARK® and Fennec® are registered trademarks of Fennec Pharmaceuticals Inc.

©2023 Fennec Pharmaceuticals Inc. All rights reserved. FEN-1503-v3

For further information, please contact:

Investors:
Robert Andrade
Chief Financial Officer
Fennec Pharmaceuticals Inc.
+1 919-246-5299

Corporate and Media:
Lindsay Rocco

Elixir Health Public Relations
+1 862-596-1304
lrocco@elixirhealthpr.com

i Langer T, Zehnhoff-Dinnesen A, Radtke S, et al. Understanding Platinum-Induced Ototoxicity. Trends in Pharmacological Sciences. August 2013, Vol. 34, No. 8:458-469.

ii Rybak L. Mechanisms of Cisplatin Ototoxicity and Progress in Otoprotection. Current Opinion in Otolaryngology & Head and Neck Surgery. 2007, Vol. 15: 364-369.

iii Landier W. Ototoxicity and Cancer Therapy. Cancer. June 2016 Vol. 122, No.11: 1647-1658.

iv Bass JK, Knight KR, Yock TI, et al. Evaluation and Management of Hearing Loss in Survivors of Childhood and Adolescent Cancers: A Report from the Children's Oncology Group. Pediatric Blood & Cancer. 2016 Jul;63(7):1152-1162.